EXHIBIT 10.11
Amended and Restated
Personal Property Lease Agreement
dated as of August 10, 2009
by and between
CNL Income Snoqualmie TRS Corp.
a Delaware corporation,
as Landlord,
and
Ski Lifts, Inc.,
a Washington corporation,
as Tenant

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TABLE OF CONTENTS

Article 1 DEFINITIONS
Article 2 LEASED PROPERTY AND TERM
2.1    Leased Property
2.2    Condition of Leased Property
2.3    Initial Term
2.4    Renewal Term
2.5    Real Property Lease
Article 3 RENT
3.1    Rent
3.2    Late Payments
3.3    Triple Net Lease
Article 4 USE OF THE LEASED PROPERTY
4.1    Permitted Use.
4.2    Compliance with Legal and Insurance Requirements
4.3    Nature of Relationship.
Article 5 MAINTENANCE AND REPAIRS
5.1    Maintenance and Repair.
5.2    Yield Up
Article 6 IMPROVEMENTS
Article 7 LIENS
7.1    Liens, Generally
7.2    Mechanics Liens
7.3    Contest of Liens
Article 8 PERMITTED CONTESTS
Article 9 INSURANCE
9.1    Insurance
Article 10 CASUALTY
Article 11 CONDEMNATION
Article 12 DEFAULTS AND REMEDIES
12.1    Events of Default
12.2    Remedy for Tenant Event of Default
12.3    Remedy for Landlord Event of Default
12.4    WAIVER OF JURY TRIAL
12.5    Application of Funds
12.6    Landlord’s Right to Cure Tenant’s Default
12.7    Landlord’s Lien
Article 13 HOLDING OVER
Article 14 LANDLORD TRANSFERS
Article 15 SUBLETTING AND ASSIGNMENT
15.1    Subletting and Assignment.
Article 16 ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS
16.1    Estoppel Certificates
16.2    Tenant’s Other Deliveries
Article 17 LANDLORD’S RIGHT TO INSPECT
Article 18 ALTERNATIVE DISPUTE RESOLUTION
Article 19 FINANCING ARRANGEMENTS
19.1    Landlord’s Financing Arrangements
19.2    Other Encumbrances by Landlord
Article 20 ADDITIONAL COVENANTS OF TENANT
20.1    Conduct of Business

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20.2    Maintenance of Accounts and Records
20.3    Certain Debt Prohibited
20.4    Distributions, Payments to Affiliated Persons
20.5    Negative Covenants
Article 21 RIGHT OF FIRST OFFER [Intentionally deleted.]
Article 22 MISCELLANEOUS
22.1    Limitation on Payment of Rent
22.2    No Waiver
22.3    Remedies Cumulative
22.4    Severability
22.5    Acceptance of Surrender
22.6    Conveyance by Landlord
22.7    Quiet Enjoyment
22.8    Notices.
22.9    Construction; Limited Recourse Against Landlord
22.10    Counterparts; Headings
22.11    Legal Requirements
22.12    Right to Make Agreement
22.13    SEC and Lender Disclosures
22.14    Landlord Consents, Etc.
22.15    Legal Fees

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SCHEDULES

Schedule 2.1 -    The Leased Property
Schedule 3.1.1(b) -    Calculation of Minimum Rent
Schedule 3.1.2(b) -     Calculation of Additional Minimum Rent

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AMENDED AND RESTATED PERSONAL PROPERTY LEASE AGREEMENT
THIS AMENDED AND RESTATED PERSONAL PROPERTY LEASE AGREEMENT is entered into as of August 10, 2009, by and between CNL Income Snoqualmie TRS Corp., a Delaware corporation, as Landlord (“Landlord”), and Ski Lifts, Inc., a Washington corporation, as Tenant (“Tenant”).
RECITALS:
A.    Landlord holds title in and to the Leased Property (such term and other capitalized terms used and not otherwise defined herein having the meanings ascribed to such terms in Article 1).
B.    CNL Income Snoqualmie, LLC, an affiliate of Landlord (“CNL Affiliate”), as landlord, and Tenant, as tenant, have entered into a Lease Agreement as of the Commencement Date with respect to certain real and personal property more particularly described therein (the “Real Property Lease”)..
C.    The parties under this Agreement are deriving direct benefit from the lease transaction contemplated by the Real Property Lease. In an effort to promote the integrated operation and management of the Resort Operations through the use of the Leased Property and the property which is the subject of the Real Property Lease, certain of Tenant’s and Landlord’s rights and obligations under this Agreement are established by reference to the rights, obligations, terms and conditions of the Real Property Lease. Landlord and Tenant acknowledge that such references, rights, terms, obligations and conditions are hereby incorporated herein as if set forth herein in their entirety (and as the same may need to be modified, as appropriate, in the context of this Agreement).
D.    Landlord and Tenant entered into that certain Personal Property Lease Agreement date as of the Commencement Date, pursuant to which Landlord leases the Leased Property to Tenant, and Tenant leases the Leased Property from Landlord (the “Original Personal Property Lease”).
E.    Landlord and Tenant hereby acknowledge that the Original Personal Property Lease controlled from the Commencement Date until the date hereof.
F.    Landlord and Tenant have agreed to amend and restate the Original Personal Property Lease in its entirety to incorporate certain matters more particularly set forth herein.
AGREEMENTS:
In consideration of the mutual covenants herein contained and other good and valuable consideration, the mutual receipt and legal sufficiency of which are hereby acknowledged, Landlord and Tenant agree as follows:
ARTICLE 1
DEFINITIONS

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For all purposes of this Agreement, except as otherwise expressly provided or unless the context otherwise requires, (i) the terms defined in this Article 1 shall have the meanings assigned to them in this Article 1 and include the plural as well as the singular, (ii) all accounting terms not otherwise defined herein shall have the meanings assigned to them in accordance with GAAP, (iii) all references in this Agreement to designated “Articles,” “Sections” and other subdivisions are to the designated Articles, Sections and other subdivisions of this Agreement or of the Real Property Lease as the context may require, (iv) the words “herein,” “hereof,” “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Article, Section or other subdivision, and (v) all capitalized terms used in this Agreement and not defined herein shall have the meanings ascribed to such terms in the Real Property Lease.
“Accounting Period” shall mean each calendar month during the Term, or part thereof where the Term commences on a date other than the first day of a calendar month, unless otherwise agreed by both parties.
“Additional Charges” shall have the meaning given to such term in Section 3.1.2.
“Additional Minimum Rent” shall have the meaning given to such term in Section 3.1.2.
“Additional Owner Investment” shall have the meaning given to such term on Schedule 3.1.2(b).
“Affiliated Person” shall mean, with respect to any Person, (i) any Person directly or indirectly Controlling, Controlled by or under common Control with any such Person, (ii) in the case of any such Person which is a partnership, any partner in such partnership, (iii) in the case of any such Person which is a limited liability company, any member of such company, (iv) in the case of any such Person which is a corporation, any officer, director or stockholder of such corporation, (v) any other Person which is a Parent, a Subsidiary, or a Subsidiary of a Parent with respect to such Person or to one or more of the Persons referred to in the preceding clauses (i) through (iv), (vi) any other Person who is an officer, director, trustee or partner in, such Person or any Person referred to in the preceding clauses (i) through (v) and (vii) any other Person who is a member of, or trustee of any trust for the benefit of, the Immediate Family of such Person or of any Person referred to in the preceding clauses (i) through (vi). Provided, however, a Person shall not be deemed to be an Affiliated Person solely by virtue of the ownership of shares of stock registered under the Securities Act of 1934, as amended, unless such Person, as holder of such stock, is required to file a Schedule 13 D, pursuant to Section 13(d) of such Act and Rule 13 d 1 promulgated thereunder.
“Agreement” shall mean this Amended and Restated Personal Property Lease Agreement, including all Schedules and Exhibits hereto, as it and they may be amended from time to time as herein provided.
“APA” shall mean that certain Asset Purchase Agreement, dated as of December 1, 2006, by and between CNL, Trimont Land Company, Sierra-at-Tahoe, Inc., Loon Mountain Recreation Corp., Ski Lifts, Inc., DRE, L.L.C. (“DRE”), Loon Realty Corp. (“Loon Realty”), Booth Creek Resort Properties LLC (“BCRP”) and the Talon Group, a division of First American Title Insurance Company (“First American”), as amended by that certain First Amendment to Asset Purchase

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Agreement, dated as of January 9, 2007, by and between CNL, Trimont Land Company, Sierra-at-Tahoe, Inc., Loon Mountain Recreation Corp., Ski Lifts, Inc., DRE, Loon Realty, BCRP, BCRP Inc. and First American.
“Applicable Law” shall mean all applicable federal, state, regional and/or local laws, statutes, regulations, rules, ordinances, codes, licenses, permits and orders, as amended, modified or promulgated from time to time, of all courts of competent jurisdiction and Government Agencies, and all applicable judicial and administrative and regulatory decrees, judgments and orders, including common law rulings and determinations of any kind, including, without limitation, those relating to (i) damage to, or the protection of, real or personal property, (ii) human health and safety (except those requirements which, by definition, are solely the responsibility of employers) or (iii) the Environment, including, without limitation, all valid and lawful requirements of courts and other Government Agencies pertaining to reporting, licensing, permitting, investigation, remediation and removal of underground improvements (including, without limitation, treatment or storage tanks, or water, gas or oil wells), or emissions, discharges, Releases or threatened Releases of Hazardous Materials, chemical substances, pesticides, petroleum or petroleum products, pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature, into the Environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, underground improvements (including, without limitation, treatment or storage tanks, or water, gas or oil wells), or pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature.
“Applicable Rate” shall have the meaning given to such term on Schedule 3.1.1(b).
“Business Day” shall mean any day other than Saturday, Sunday, or any other day on which banking institutions in the State of Florida are authorized by law or executive action to close.
“Claims” shall have the meaning given to such term in Article 8.
“CNL” shall mean CNL Income Partners, LP.
“Code” shall mean the Internal Revenue Code of 1986 and, to the extent applicable, the Treasury Regulations promulgated thereunder, each as amended from time to time.
“Commencement Date” shall mean January 20, 2007.
“Control” (including the correlative meanings of the terms “Controlling,” “Controlled by,” and “under common Control with”) as used with respect to any Person, shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management policies of such Person, whether through the ownership of voting securities, by contract or otherwise.
“Default” shall mean any event or condition existing which with the giving of notice, lapse of time or both, would ripen into an Event of Default.

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“Default Rate” shall mean a rate which is the greater of (a) the LIBOR Rate plus three hundred (300) basis points, or (b) the per annum rate for 10-year U.S. Treasury Obligations as published in The Wall Street Journal, plus six hundred (600) basis points.
“Disbursement Rate” shall mean an annual rate of interest equal to the greater of, as of the date of determination, (a) the LIBOR Rate or (b) the per annum rate for ten (10) year U.S. Treasury Obligations as published in The Wall Street Journal plus four hundred (400) basis points.
“Distribution” shall mean (a) any declaration or payment of any dividend (except dividends payable in common stock of Tenant) on or in respect of any shares of any class of capital stock of Tenant, if Tenant is a corporation, or any cash distributions in respect of any partnership or membership interests in Tenant, if Tenant is a partnership or limited liability company, (b) any purchase, redemption, retirement or other acquisition of any shares of any class of capital stock of Tenant, if Tenant is a corporation, or any purchase, redemption, retirement or other acquisition of any partnership or membership interests in Tenant, if Tenant is a partnership or limited liability company, (c) any other distribution on or in respect of any shares of any class of capital stock of Tenant, if Tenant is a corporation, or any other distribution in respect of any partnership or membership interests in Tenant, if Tenant is a partnership or a limited liability company, or (d) any return of capital to shareholders of Tenant, if Tenant is a corporation, or any return of capital to partners or members in Tenant, if Tenant is a partnership or limited liability company.
“Entity” shall mean any corporation, general or limited partnership, limited liability company, limited liability partnership, stock company or association, joint venture, association, company, trust, bank, trust company, land trust, business trust, cooperative, any government or agency or political subdivision thereof or any other entity.
“Environment” shall mean soil, surface waters, ground waters, land, streams, sediments, surface or subsurface strata and ambient air.
“Event of Default” shall have the meaning given to such term in Section 12.1.
“Financial Wherewithal” shall mean Ten Million and No/100 Dollars ($10,000,000.00) in net worth for the First Fiscal Year, with such amount to automatically increase each subsequent Fiscal Year by the same percentage as the Index increases each Fiscal Year above the Index in the prior Fiscal Year.
“Fiscal Quarter” shall mean, with respect to the first, second, third and fourth quarter of any Fiscal Year, Accounting Periods one (1) through three (3) (i.e., calendar months January – March), four (4) through six (6) (i.e., calendar months April - June), seven (7) through nine (9) (i.e., calendar months July - September) and ten (10) through twelve (12) (i.e., calendar months October - December) of such Fiscal Year, respectively. Notwithstanding the foregoing, if the Commencement Date occurs on a date other than the first day of the first (1st) Fiscal Quarter, then the first (1st) Fiscal Quarter under this Agreement began on the Commencement Date and ended on the last day of March 2007.

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“Fiscal Year” shall mean each calendar year ending at midnight on December 31 of each calendar year during the Term, or part thereof.
“Force Majeure Event” means any circumstance caused by any of the following: strikes, lockouts; acts of God; civil commotion; fire or any other casualty; governmental action (including revocation or refusal to grant any required license or permit where such revocation or refusal is not due to the fault of the party affected thereby); or any other cause or circumstance which is not in the reasonable control of the party hereto otherwise required to perform the obligation in question. Neither lack of financing nor general economic or market factors is a Force Majeure Event.
“GAAP” shall mean generally accepted accounting principles consistently applied.
“Government Agencies” shall mean any court, agency, authority, board (including, without limitation, environmental protection, planning and zoning), bureau, commission, department, office or instrumentality of any nature whatsoever of any governmental or quasi-governmental unit of the United States or the State or any county or any political subdivision of any of the foregoing, whether now or hereafter in existence, having jurisdiction over Landlord, Tenant or the Leased Property or any portion thereof.
“Hazardous Materials” shall mean any substance or organism:
(a)    the presence of which requires or may hereafter require, notification, investigation or remediation under any Applicable Law; or
(b)    which is or becomes defined as a “hazardous waste,” “hazardous material” or “hazardous substance” or “pollutant” or “contaminant” or “biocontaminant” under any Applicable Law, including, without limitation, the Comprehensive Environmental Response, Compensation and Liability Act (42 U.S.C. Section 9601 et seq.) and the Resource Conservation and Recovery Act (42 U.S.C. Section 6901 et seq.), National Emissions Standards for Hazardous Air Pollutants (42 U.S.C. Section 7401 et seq.), Occupational Safety and Health Act (84 Stat. 1590), Housing and Urban Development rules concerning lead-based paint, and the regulations promulgated in association therewith; or
(c)    which is toxic, explosive, corrosive, flammable, infectious, radioactive, carcinogenic, mutagenic or otherwise hazardous and is or becomes regulated by any Government Agency of the United States, any state of the United States, or any political subdivision thereof; or
(d)    the presence of which in, on, under, at or from the Leased Property causes or materially threatens to cause a violation of Applicable Law associated with the Leased Property or to adjacent properties or poses or materially threatens to pose a hazard to the Leased Property or to the health or safety of persons at, on or about the Leased Property; or

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(e)    which contains gasoline, diesel fuel or other petroleum hydrocarbons or volatile organic compounds, by-products, constituents, or additives thereto; or
(f)    which contains polychlorinated biphenyls (PCBs) or asbestos, lead, or urea formaldehyde foam insulation; or
(g)    which contains or emits radioactive particles, waves or material; or
(h)    which constitutes materials which are now or may hereafter be subject to regulation pursuant to the Medical Waste Tracking Act of 1988.
“Indebtedness” shall mean all obligations, contingent or otherwise, which in accordance with GAAP should be reflected on the obligor’s balance sheet as liabilities.
“Index” shall mean the Consumer Price Index for Urban Wage Earners and Clerical Workers, All-Cities, All Items (November 1996 = 100), as published by the Bureau of Labor Statistics or, in the event publication thereof ceases, by reference to whatever index then published by the United States Department of Labor at that time is most nearly comparable as a measure of general changes in price levels for urban areas, as reasonably determined by Landlord and Tenant.
“Initial Investment” shall mean the allocated purchase price of the Leased Property of Four Million Seven Hundred Fourteen Thousand Three Hundred Fifty-One and No/100 Dollars ($4,714,351.00), together with all out-of-pocket costs reasonably incurred by Landlord in connection with the acquisition of the Leased Property, and the lease thereof to Tenant, including, without limitation, all due diligence costs, attorneys’ fees, accountants’/auditors’ fees, closing costs, transfer taxes, title premiums and other costs; provided, however, in no event shall the Initial Investment include any sum that is a component of and included in the “Initial Investment” as defined in the Real Property Lease.
“Initial Term” shall have the meaning given to such term in Section 2.3.
“Insurance Requirements” shall mean all terms of any insurance policy required by this Agreement and all requirements of the issuer of any such policy and all orders, rules and regulations and any other requirements of the National Board of Fire Underwriters (or any other body exercising similar functions) binding upon Landlord, Tenant or the Leased Property.
“Landlord” shall have the meaning given to such term in the preambles to this Agreement and shall include its permitted successors and assigns.
“Landlord Liens” shall mean liens on or against the Leased Property or on or against any payment of Rent (a) which result from any act of, or any claim against, Landlord or any owner (other than Tenant) of a direct or indirect interest in the Leased Property, or which result from any violation by Landlord of any terms of this Agreement, or (b) which result from liens in favor of any taxing authority by reason of any tax owed by Landlord or any fee owner of a direct or indirect interest in the Leased Property; provided, however, that “Landlord Lien” shall not include any lien resulting from any tax for which Tenant is obligated to pay or indemnify Landlord against until

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such time as Tenant shall have already paid to or on behalf of Landlord the tax or the required indemnity with respect to the same.
“Lease Basis” shall mean the Landlord’s Initial Investment in the Leased Property plus any additional costs or expenses incurred by Landlord in connection with the Leased Property pursuant to this Agreement (except to the extent that Tenant or any Affiliated Person of Tenant is obligated to reimburse Landlord or any Affiliated Person of Landlord, and Tenant or such Affiliated Person of Tenant does in fact reimburse Landlord or such Affiliated Person of Landlord, as the case may be, for such costs or expenses pursuant to the terms hereof, or the terms of any other agreement between Landlord, Tenant and/or any Affiliated Persons of Landlord or Tenant related to the Leased Property); provided, however, in no event shall the Lease Basis include any sum that is a component of and included in the “Lease Basis” as defined in the Real Property Lease.
“Lease Termination Date” shall mean December 31, 2026, unless the Term is renewed pursuant to Section 2.4, in which event the Lease Termination Date shall mean the last day of any such Renewal Term.
“Leased Property” shall have the meaning given to such term in Section 2.1.
“Legal Requirements” shall mean: (a) all federal, state, county, municipal and other governmental statutes, laws, rules, orders, regulations, ordinances, judgments, decrees and injunctions affecting the Leased Property or the maintenance, construction, alteration or operation thereof, whether now or hereafter enacted or in existence, including, without limitation, all applicable laws, statutes, regulations, rules, ordinances, codes, licenses, permits and orders, from time to time in existence, of all courts of competent jurisdiction and Government Agencies, and all applicable judicial and administrative and regulatory decrees, judgments and orders, including common law rulings and determinations, relating to injury to, or the protection of, real or personal property or human health (except those requirements which, by definition, are solely the responsibility of employers) or the Environment, including, without limitation, all valid and lawful requirements of courts and other Government Agencies pertaining to reporting, licensing, permitting, investigation, remediation and removal of underground improvements (including, without limitation, treatment or storage tanks, or water, gas or oil wells), or emissions, discharges, releases or threatened releases of Hazardous Materials, chemical substances, pesticides, petroleum or petroleum products, pollutants, contaminants or hazardous or toxic substances, materials or wastes whether solid, liquid or gaseous in nature, into the Environment, or relating to the manufacture, processing, distribution, use, treatment, storage, disposal, transport or handling of Hazardous Materials, underground improvements (including, without limitation, treatment or storage tanks, or water, gas or oil wells), or pollutants, contaminants or hazardous or toxic substances, materials or wastes, whether solid, liquid or gaseous in nature; (b) all permits, licenses, authorizations, certificates and regulations necessary to operate the Leased Property for its Permitted Use; (c) the Permitted Encumbrances, the Land Leases and the USFS Permit, as applicable; and (d) all covenants, agreements, declarations, restrictions, encumbrances, and other matters of record contained in any instruments affecting the Leased Property, which existed as of the Commencement Date, or to which Tenant thereafter has consented in writing, or which are now or hereafter required to be granted pursuant to Applicable Law, including those which may (i) require material repairs, modifications or alterations in or to

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the Leased Property or (ii) in any way materially and adversely affect the use and enjoyment thereof, but excluding any requirements arising as a result of Landlord’s or any Affiliated Person of Landlord’s status as a real estate investment trust; provided, however, (i) the First Mortgage Loan Documents shall not be deemed to be Legal Requirements hereunder and shall be governed by the provisions of Article 20 of the Real Property Lease, and (ii) Tenant shall not be deemed by virtue of the provisions of Section 20.1 of the Real Property Lease to have consented to any lien, encumbrance or title retention agreement which Landlord may create or cause to exist pursuant to the terms thereof.
“Lien” shall mean any mortgage, security interest, pledge, collateral assignment, or other encumbrance, lien or charge of any kind, or any transfer of property or assets for the purpose of subjecting the same to the payment of Indebtedness or performance of any other obligation in priority to payment of its general creditors.
“Minimum Rent” shall have the meaning given to such term in Section 3.1.1.
“New Guarantor” shall mean any Person(s) who executes and delivers to Landlord a new guaranty of any assignee’s obligations under this Agreement in substantially the same form as the original guaranty entered into and delivered to Landlord by Tenant’s predecessor in interest as of the Commencement Date.
“Notice” shall mean a notice given in accordance with Section 22.8.
“Original Personal Property Lease” shall have the meaning given to such term in Recital D.
“Parent” shall mean, with respect to any Person, any Person which directly or indirectly, through one or more Subsidiaries or Affiliated Persons, (a) owns more than fifty percent (50%) of the voting or beneficial interest in, or (b) otherwise has the right or power (whether by contract, through ownership of securities or otherwise) to control, such Person.
“Permitted Encumbrances” shall mean all rights, restrictions, and easements of record set forth on in the applicable owner’s or leasehold title insurance policy issued to the landlord under the Real Property Lease or to Tenant (as the case may be) on the Commencement Date, plus any other such encumbrances as may have been consented to in writing by the landlord under the Real Property Lease and Tenant from time to time. Notwithstanding the foregoing, (i) Tenant shall not be deemed by virtue of the provisions of Section 19.1 of the Real Property Lease to have consented to any Encumbrance permitted pursuant thereto being a Permitted Encumbrance under this Agreement, and the parties agree that Section 19.1 of the Real Property Lease shall govern with respect to all such Encumbrances, and (ii) the First Mortgage Loan Documents shall not be deemed to be Permitted Encumbrances and shall be governed by the provisions of Article 20 of the Real Property Lease.
“Person” shall mean any individual or Entity, and the heirs, executors, administrators, legal representatives, successors and assigns of such Person, where the context so admits.
“Real Property Lease” shall have the meaning given to such term in Recital B above.

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“Related Leases” shall mean each of the lease agreements between certain Affiliated Persons of Landlord, as landlord, and certain Affiliated Persons of Tenant, as tenant, all as set forth and described in more particular detail on Schedule 1.3 attached to the Real Property Lease and by this reference incorporated herein.
“Related Tenants” shall mean each tenant under a Related Lease.
“Renewal Term” shall have the meaning given to such term in Section 2.4.
“Rent” shall mean, collectively, the Minimum Rent, Additional Minimum Rent and Additional Charges.
“Sales Tax” shall mean all goods and services taxes, sales taxes, multi-stage sales taxes, use or consumption taxes, business transfer taxes, value added or transaction taxes and any other existing or future tax imposed with respect to any amount payable by Tenant to Landlord under this Agreement.
“State” shall mean the State in which the Leased Property is located.
“Sublease” shall mean all leases, licenses, and rights to occupy and use any portion of the Leased Property, and any and all renewals and extensions of any such Sublease, but excluding this Agreement.
“Subsidiary” shall mean, with respect to any Person, any Entity in which such Person directly, or indirectly through one or more Subsidiaries or Affiliated Persons, (a) owns more than fifty percent (50%) of the voting or beneficial interest or (b) which such Person otherwise has the right or power to control (whether by contract, through ownership of securities or otherwise).
“Tenant” shall have the meaning given to such term in the preambles to this Agreement and shall include its permitted successors and assigns.
“Term” shall mean collectively, the Initial Term and the Renewal Terms(s), unless this Agreement is sooner terminated pursuant to the provisions hereof.
“Threshold” shall have the meaning given to such term on Schedule 3.1.2(b).
“Total Additional Minimum Rent” shall have the meaning given to such term on Schedule 3.1.2(b).
“Transfer” shall have the meaning given to such term in Article 14.
ARTICLE 2
LEASED PROPERTY AND TERM
2.1    Leased Property. Upon and subject to the terms and conditions hereinafter set forth, Landlord leases to Tenant and Tenant leases from Landlord all of Landlord’s right, title and interest

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in and to the personal property more particularly described on Schedule 2.1, attached hereto and incorporated herein by this reference (collectively, the “Leased Property”).
2.2    Condition of Leased Property. Tenant acknowledges receipt and delivery of possession of the Leased Property and Tenant accepts the Leased Property in its “as is” condition, subject to all matters of record or that are visible or apparent with respect to the Leased Property, all applicable Legal Requirements, the lien of any financing instruments, mortgages and deeds of trust permitted by the terms of this Agreement, and such other matters which would be disclosed by an inspection of the Leased Property and the record title thereto. TENANT ACKNOWLEDGES THAT TENANT OR AN AFFILIATED PERSON OWNED THE LEASED PROPERTY IMMEDIATELY PRIOR TO THE COMMENCEMENT DATE AND TENANT REPRESENTS THAT IT IS INTIMATELY FAMILIAR WITH AND HAS INSPECTED THE LEASED PROPERTY AND ALL OF THE FOREGOING AND HAS FOUND THE CONDITION THEREOF SATISFACTORY AND IS NOT RELYING ON ANY REPRESENTATION OR WARRANTY OF LANDLORD OR LANDLORD’S AGENTS OR EMPLOYEES WITH RESPECT THERETO, EXCEPT AS EXPRESSLY SET FORTH HEREIN, AND TENANT WAIVES ANY CLAIM OR ACTION AGAINST LANDLORD IN RESPECT OF THE CONDITION OF THE LEASED PROPERTY EXCEPT TO THE EXTENT CAUSED BY THE GROSS NEGLIGENCE OR WILLFUL MISCONDUCT OF LANDLORD. EXCEPT AS EXPRESSLY SET FORTH HEREIN, LANDLORD MAKES NO WARRANTY OR REPRESENTATION, EXPRESS OR IMPLIED, IN RESPECT OF THE LEASED PROPERTY OR ANY PART THEREOF, EITHER AS TO ITS FITNESS FOR USE, DESIGN OR CONDITION FOR ANY PARTICULAR USE OR PURPOSE OR OTHERWISE, AS TO THE QUALITY OF THE MATERIAL OR WORKMANSHIP THEREIN, LATENT OR PATENT, IT BEING AGREED THAT ALL SUCH RISKS ARE TO BE BORNE BY TENANT. Landlord retains the right, and concurrently to the maximum extent permitted by law, hereby assigns to Tenant the right to proceed against any predecessor in title, contractors and materialmen for breaches of warranties or representations or for latent defects in the Leased Property. At Tenant’s request, Landlord shall fully cooperate with Tenant in the prosecution of any such claims, in Landlord’s or Tenant’s name, all at Tenant’s sole cost and expense. Tenant shall indemnify, defend, save, insure, pay, and hold harmless Landlord from and against any loss, cost, expense, damage or liability (including reasonable attorneys’ fees) incurred by Landlord in connection with such cooperation.
2.3    Initial Term. The Initial Term of this Agreement (the “Initial Term”) commenced on the Commencement Date and shall expire on the Lease Termination Date, unless sooner terminated pursuant to the provisions of this Agreement.
2.4    Renewal Term. This Agreement shall renew automatically for up to four (4) five (5) year Renewal Terms (each a “Renewal Term”) if and to the extent Tenant, as Tenant under the Real Property Lease, properly exercises its rights to extend the Term of the Real Property Lease. If Tenant fails to renew or elects not to renew the Real Property Lease in accordance with the terms thereof, this Agreement shall expire on the expiration of the Initial Term or the then-current Renewal Term, as applicable. Each Renewal Term shall commence on the day following the then-current Lease Termination Date and extend for a Renewal Term expiring on the day preceding the fifth (5th)

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anniversary of the commencement of such Renewal Term. Rent and Additional Charges shall continue during the Renewal Term(s) on the same basis as during the Initial Term.
2.5    Real Property Lease. CNL Affiliate and Tenant have, as of the Commencement Date, entered into the Real Property Lease. This Agreement shall terminate automatically upon the expiration or earlier termination of the Real Property Lease. Tenant’s right to renew this Agreement for any Renewal Term shall be conditioned upon the renewal by Tenant of the Real Property Lease. In the event of a permitted assignment by Landlord or Tenant hereunder, such permitted assignee shall assume all rights and obligations of Landlord or Tenant, as the case may be, arising or accruing hereunder and under the Real Property Lease from and after the effective date of such assignment.
ARTICLE 3
RENT
3.1    Rent. Tenant shall pay, in lawful money of the United States of America which shall be legal tender for the payment of public and private debts, without offset, abatement, demand or deduction (unless otherwise expressly provided in this Agreement), Minimum Rent and Additional Minimum Rent to Landlord and Additional Charges to the party to whom such Additional Charges are payable, during the Term. All payments to Landlord shall be made by wire transfer of immediately available federal funds or by other means acceptable to Landlord in its sole discretion.
3.1.1    Minimum Rent.
(a)    Tenant shall pay annual base minimum rent (“Minimum Rent”) to Landlord in equal installments in advance, on the first (1st) Business Day of each Accounting Period. If applicable, the first payment of Minimum Rent and the last payment of Minimum Rent shall be prorated on a per diem basis provided, however, that for purposes of Minimum Rent, any payment for any partial Accounting Period prior to the first full Accounting Period shall be prorated based upon the installment of Minimum Rent payable for the first full Accounting Period, and any prorated Rent at the end of the Term shall be prorated based upon the installment of Minimum Rent payable for the last full Accounting Period.
(b)    Calculation of Minimum Rent. Subject to proration as set forth above, Tenant shall pay Minimum Rent during each calendar year, or partial calendar year, during the term in the amounts set forth on Schedule 3.1.1(b) attached hereto and made a part hereof.
3.1.2    Additional Minimum Rent.
(a)    Amount. In addition to and not in lieu of Minimum Rent, Tenant shall pay additional minimum rent (“Additional Minimum Rent”) to Landlord for each Fiscal Year or portion thereof.
(b)    Calculation of Additional Minimum Rent. Subject to proration as set forth above, Tenant shall pay Additional Minimum Rent during each Fiscal Year of this

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Agreement in the amount set forth on Schedule 3.1.2(b) attached hereto and made a part hereof.
(c)    Payment, Reconciliation and Confirmation of Additional Minimum Rent. With respect to payment, reconciliation and confirmation of Additional Minimum Rent, the terms and provisions of Section 3.1.2(c) and (d) of the Real Property Lease shall control as if the Leased Property were a part of the “Leased Property” under and subject to the terms of the Real Property Lease.
3.1.3    Additional Charges. In addition to the Minimum Rent and Additional Minimum Rent payable hereunder, Tenant shall pay to the appropriate parties and discharge as and when due and payable the following (collectively, “Additional Charges”):
(a)    Impositions. The terms and provisions of Section 3.1.3 (a) of the Real Property Lease shall apply to Landlord, Tenant and the Leased Property hereunder as if the Leased Property were a part of the “Leased Property” under and subject to the terms of the Real Property Lease.
(b)    Utility Charges. Tenant shall pay or cause to be paid all charges for electricity, power, gas, oil, water and other utilities used in connection with the Leased Property.
(c)    Insurance Premiums. Tenant shall pay or cause to be paid all premiums for the insurance coverage required to be maintained with respect to the Leased Property pursuant to Article 9 of this Agreement.
(d)    Licenses and Permits. Tenant shall pay or cause to be paid all fees, dues and charges of any kind which are necessary in order to acquire and keep in effect and good standing all licenses and permits required for the operation of the Leased Property in accordance with the terms of Article 4.
(e)    Sales Tax. Tenant shall pay to Landlord all Sales Tax, it being the intention of the parties that Landlord shall be fully reimbursed by Tenant with respect to any and all Sales Tax payable by Landlord with respect to this Agreement or any amounts payable by Tenant to Landlord hereunder or the use and occupancy by Tenant or any of its subtenants of the Leased Property or any part thereof. Sales Tax shall be payable by Tenant at the same time as the amounts to which the Sales Tax relate are payable to Landlord under this Agreement, or on demand at such other time or times as Landlord from time to time determines.
(f)    Other Charges. Tenant shall discharge or cause to be discharged or pay or cause to be paid, when due, or within any applicable grace period, all other liabilities, obligations and amounts arising in connection with the Leased Property, except those obligations or liabilities expressly assumed by Landlord pursuant to the provisions of this Agreement or expressly stated not to be the obligation or liability of Tenant pursuant to this Agreement or pursuant to the Real Property Lease. For purposes of this subsection

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(f), such “Other Charges” shall not include amounts owing from time to time by Tenant to trade creditors, other non-material contracting parties, customers or others incurred in the day to day conduct of Business, except to the extent that any of the foregoing shall become a Lien against the Leased Property, and except for those charges and amounts specifically enumerated herein such as, without limitation, Impositions, insurance premiums, utility charges, license and permit fees and charges, and the payment of Sales Tax.
(g)    Penalties and Interest. Tenant shall pay or cause to be paid every fine, penalty, interest and cost which may be added for non payment or late payment of the items required to be paid by Tenant pursuant to the provisions of this Section 3.1.3.
(h)    Reimbursement for Additional Charges. If Tenant pays or causes to be paid personal property taxes or similar or other Additional Charges attributable to periods after the end of the Term, whether upon expiration or earlier termination of this Agreement, Tenant may, within a reasonable time after the end of the Term, provide Notice to Landlord of its estimate of such amounts. Landlord shall promptly reimburse Tenant for all payments of such taxes and other similar Additional Charges that are attributable to any period after the Term of this Agreement.
Tenant shall prepare and file at its expense, to the extent required by Applicable Law or permitted by Applicable Law and requested by Landlord, all tax returns and other reports in respect of any Additional Charge as may be required by Government Agencies.
3.2    Late Payments. If any installment of Minimum Rent, Additional Minimum Rent or Additional Charges (but only as to those Additional Charges which are payable directly to Landlord) shall not be paid within five (5) days after its due date, Tenant shall pay Landlord, a late charge (to the extent permitted by law) equal to interest at the Default Rate on the amount of such installment, from the due date of such installment to the date of payment thereof. In the event of any failure by Tenant to pay any Minimum Rent or Additional Minimum Rent when due, Landlord shall have all legal, equitable and contractual rights, powers and remedies provided either in this Agreement or by statute or otherwise in the case of non-payment of the Minimum Rent or Additional Minimum Rent, provided, however, and notwithstanding anything contained in this Agreement to the contrary, that in no event shall Landlord have the right to terminate this Agreement as a result of any such failure unless such failure continues beyond the expiration of the notice and cure period set forth in Section 12.1(a).
In the event of any failure by Tenant to pay any Additional Charges when due, unless contested pursuant to Article 8, Tenant shall promptly pay and discharge, as Additional Charges, every fine, penalty, interest and cost which may be added for non-payment or late payment of such items. Landlord shall have all legal, equitable and contractual rights, powers and remedies provided either in this Agreement or by statute or otherwise in the case of non-payment of the Additional Charges as in the case of non payment of the Minimum Rent, provided, however, and notwithstanding anything contained in this Agreement to the contrary, in no event shall Landlord have the right to terminate this Agreement as a result of any such non-payment unless such non-payment continues beyond the expiration of the notice and cure period set forth in Section 12.1(a).

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3.3    Triple Net Lease. The Rent shall be absolutely net to Landlord so that this Agreement shall yield to Landlord the full amount of the installments or amounts of the Rent throughout the Term, subject to any other provisions of this Agreement which expressly provide otherwise (including, without limitation, those provisions of this Agreement which expressly require Landlord to pay certain sums or take certain specific actions). This Agreement is a net lease and, except to the extent otherwise expressly specified in this Agreement, it is agreed and intended that Rent payable hereunder by Tenant shall be paid without notice, demand, counterclaim, setoff, deduction or defense and without abatement, suspension, deferment, diminution or reduction and that Tenant’s obligation to pay all such amounts, throughout the Term is absolute and unconditional and except to the extent otherwise expressly specified in this Agreement, the respective obligations and liabilities of Tenant and Landlord hereunder shall in no way be released, discharged or otherwise affected for any reason, including without limitation: (a) any defect in the condition, merchantability, design, quality or fitness for use of the Leased Property or any part thereof, or the failure of the Leased Property to comply with all Legal Requirements, including any inability to possess or use the Leased Property by reason of such noncompliance; (b) any damage to, removal, abandonment, salvage, loss, theft, scrapping or destruction of or any requisition or taking of the Leased Property, or any part thereof, or any Environmental conditions to the Leased Property or any property in the vicinity of the Leased Property; (c) any restriction, prevention or curtailment of or interference with any use of the Leased Property, or any part thereof; (d) any defect in title to or rights to the Leased Property or any lien on such title or rights to the Leased Property; (e) any change, waiver, extension, indulgence or other action or omission or breach in respect of any obligation or liability of or by any Person (other than a breach of this Agreement by Landlord); (f) any bankruptcy, insolvency, reorganization, composition, adjustment, dissolution, liquidation or other like proceedings relating to Tenant or any other Person, or any action taken with respect to this Agreement by any trustee or receiver of Tenant or any other Person, or by any court, in any such proceeding; (g) any right or claim that Tenant has or might have against any Person, including, without limitation, Landlord or any vendor, manufacturer, or contractor of or for the Leased Property; (h) any failure on the part of Landlord or any other Person to perform or comply with any of the terms of this Agreement, or of any other agreement; (i) any invalidity, unenforceability, rejection or disaffirmance of this Agreement by operation of law or otherwise against or by Tenant or any provision hereof; (j) the impossibility of performance by Tenant or Landlord, or both; (k) any action by any court, administrative agency or other Government Agencies; (l) any interference, interruption or cessation in the use, possession or quiet enjoyment of the Leased Property or otherwise; or (m) any other occurrence whatsoever, whether similar or dissimilar to the foregoing, whether foreseeable or unforeseeable, and whether or not Tenant shall have notice or knowledge of any of the foregoing; provided, however, that the foregoing shall not apply or be construed to restrict Tenant’s rights in the event of any act or omission by Landlord constituting a default by Landlord under this Agreement or the negligence or willful misconduct of Landlord. Except as specifically set forth in this Agreement, (i) this Agreement shall be noncancellable by Tenant for any reason whatsoever, and (ii) Tenant, to the extent now or hereafter permitted by Legal Requirements, waives all rights now or hereafter conferred by statute or otherwise to quit, terminate or surrender this Agreement or to any diminution, abatement or reduction of Rent payable hereunder. Except as otherwise specifically provided under this Agreement, (i) under no circumstances or conditions shall Landlord be expected or required to make any payment of any kind hereunder or have any obligations with respect to the use, possession, control, maintenance, alteration, rebuilding, replacing, repair, restoration or

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operation of all or any part of the Leased Property, so long as the Leased Property, or any part thereof, is subject to this Agreement, and (ii) Tenant expressly waives the right to perform any such action at the expense of Landlord pursuant to any law.
ARTICLE 4
USE OF THE LEASED PROPERTY
4.1    Permitted Use.
4.1.1    Permitted Use. Tenant shall, subject to Force Majeure Events, at all times during the Term and at any other time that Tenant shall be in possession of the Leased Property, continuously use and operate, the Leased Property in accordance with the “Permitted Use” as set forth in Section 4.1.1 of the Real Property Lease. Tenant shall not use the Leased Property or any portion thereof for any other use without the prior written consent of Landlord (which consent shall be given in Landlord’s sole and absolute discretion; provided, however, that if the nature of such other use is generally consistent with uses at other ski resort facilities of a comparable nature, Landlord shall not unreasonably withhold, delay or condition its consent to such use). No use shall be made or permitted to be made of the Leased Property and no acts shall be done in connection therewith which will cause the cancellation of any insurance policy required to be carried by Tenant pursuant to the provisions of this Agreement covering the Leased Property or any part thereof (unless another adequate policy is available), nor shall Tenant sell or otherwise provide or permit to be kept or used in or about the Leased Property any article which is prohibited by Applicable Law or by the insurance policies required to be carried hereunder, or fire underwriter’s regulations. Tenant shall, at its sole cost, comply with all Insurance Requirements. Tenant shall not take or omit to take any action, the taking or omission of which materially impairs the value or the usefulness of the Leased Property or any part thereof for its Permitted Use.
4.1.2    Necessary Approvals. Tenant shall obtain and maintain in good standing all permits and approvals necessary to use and operate, for its Permitted Use, the Leased Property, including, without limitation, those necessary to make any of the alterations, changes, additions, improvements and renovations permitted to be made pursuant to Article 6 of the Real Property Lease, under Applicable Law. Landlord shall, at no expense to Landlord, reasonably cooperate with Tenant in this regard, including, without limitation, by executing and delivering all applications and consents reasonably required to be signed by Landlord in order for Tenant to obtain and maintain such permits and approvals.
4.1.3    Lawful Use. Tenant shall not use or suffer or permit the use of the Leased Property for any unlawful purpose. Tenant shall not suffer nor permit the Leased Property, or any portion thereof, to be used in such a manner as might impair, in Landlord’s reasonable judgment, Landlord’s title thereto or to any portion thereof. Tenant shall not suffer nor permit the Leased Property, or any portion thereof, to be used in such a manner as (a) might impair, in Landlord’s reasonable judgment, Landlord’s title thereto or to any portion thereof, or (b) may reasonably allow a claim or claims for adverse usage or adverse possession by the public, as such, or of implied dedication of the Leased Property or any portion thereof.

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4.2    Compliance with Legal and Insurance Requirements. Subject to the provisions of Article 8 and any other relevant terms or provisions of this Agreement or the Real Property Lease, Tenant, at its sole expense, shall (a) comply with Legal Requirements and Insurance Requirements in respect of the use, operation, maintenance, repair, alteration and restoration of the Leased Property, and (b) comply with all appropriate licenses, and other authorizations and agreements required for any use of the Leased Property permitted by this Agreement or the Real Property Lease, and for the proper operation and maintenance of the Leased Property or any part thereof.
4.3    Nature of Relationship. Nothing contained in this Agreement shall be deemed to create any relationship between the Landlord and Tenant other than the relationship of Landlord and Tenant.
ARTICLE 5
MAINTENANCE AND REPAIRS
5.1    Maintenance and Repair.
5.1.1    Tenant’s Obligations. Tenant shall, at its sole cost and expense (except as expressly provided herein or in the Real Property Lease), keep the Leased Property in good order and repair, reasonable wear and tear excepted, and shall promptly make all necessary and appropriate repairs and replacements thereto of every kind and nature, whether structural or nonstructural, ordinary or extraordinary, foreseen or unforeseen or arising by reason of a condition existing prior to the commencement of the Term. All repairs shall be made in a good, workmanlike manner, consistent with industry standards for like repairs of a similar nature in like locales, in accordance with all applicable federal, state and local statutes, ordinances, laws, codes, rules and regulations relating to any such work. Tenant’s obligations under this Section 5.1.1 shall be limited in the event of any casualty or Condemnation (as defined in the Real Property Lease) as set forth in Article 10 and Article 11 in the Real Property Lease.
Tenant shall, at Tenant’s sole cost and expense, (i) maintain the Leased Property in good repair and working condition, clean and attractive to tourists and patrons of the “Leased Property” (as defined in the Real Property Lease), and in accordance with all safety and maintenance requirements of Government Agencies and shall make such maintenance, repairs and alterations as necessary for such purposes, (ii) cause inspections to be made of all equipment on such basis as is in accordance with all requirements of Government Agencies and the customary practices of a prudent operator, and (iii) not commit waste or permit impairment or deterioration of the Leased Property (normal wear and tear excepted); (iv) not abandon the Leased Property; (v) comply in all material respects with all Permitted Encumbrances (to the extent such Permitted Encumbrances impose obligations on the owner or lessee of the Leased Property), and all Legal Requirements and Applicable Laws; (vi) provide prompt written notification to Landlord of any material adverse change to the Leased Property; (vii) promptly undertake appropriate assessment, remedial and preventative actions sufficient to meet any guidelines or regulations adopted by applicable Government Agencies or standards generally employed by similar ski resort facilities in the region in connection with the safety of the ski operations and operating equipment.

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If Landlord notifies Tenant in writing of the need for Tenant to undertake repairs and maintenance in accordance with the provisions of this Section 5.1, specifying the items of repair or maintenance in question, Tenant shall respond within ten (10) Business Days as to Tenant’s planned course of action with respect to the specific items identified by Landlord, or as to such items which Tenant feels are inappropriate, except in the case of an emergency in which event the Tenant shall respond as quickly as the emergency requires. If Tenant disputes the Landlord’s determination that repair or maintenance is needed, or otherwise fails thereafter to promptly undertake such repairs and maintenance identified by Landlord, Landlord may, at Landlord’s option, request arbitration for resolution of the dispute. As a result of such repair or maintenance failure, Landlord shall have (i) all rights available at law or otherwise available hereunder, and (ii) the right to specific performance of the Tenant’s obligations if the arbitrator so awards it. If the arbitrator awards specific performance to Landlord, such award shall be binding upon the Tenant and enforceable in the courts. The prevailing party in any such arbitration and/or in obtaining a court order shall be entitled to all costs and expenses incurred in connection therewith. If the arbitrator or courts do not specify the time within which such repair or maintenance must be carried out, then the Tenant shall present a plan for rectification to the Landlord and shall promptly carry out such plan, acting reasonably.
5.1.2    Landlord’s Funding. Landlord shall not, under any circumstances, be required to make any repairs, replacements, alterations, restorations or renewals of any nature or description to the Leased Property, whether ordinary or extraordinary, structural or nonstructural, foreseen or unforeseen, to maintain the Leased Property in any way, or, except as provided in this Agreement or the Real Property Lease, to make any expenditure whatsoever with respect thereto. Except as otherwise expressly provided in this Agreement, or in the Real Property Lease, Tenant hereby waives, to the maximum extent permitted by law, the right to make repairs at the expense of Landlord pursuant to any law in effect on the Commencement Date or thereafter enacted. Landlord shall have the right to give, record and post, as appropriate, notices of non-responsibility under any mechanic’s lien laws now or hereafter existing.
5.1.3    Non-responsibility of Landlord. All materialmen, contractors, artisans, mechanics and laborers and other persons contracting with Tenant with respect to the Leased Property, or any part thereof, are hereby charged with notice that liens on the Leased Property or on Landlord’s interest therein are expressly prohibited and that they must look solely to Tenant to secure payment for any work done for, or materials furnished to, Tenant or for any other purpose during the Term of this Agreement. Nothing contained in this Agreement shall be deemed or construed in any way as constituting the consent or request of Landlord, express or implied, by inference or otherwise, to any contractor, subcontractor, laborer or materialman for the performance of any labor or the furnishing of any materials for any alteration, addition, improvement or repair to the Leased Property, or any part thereof, or as giving Tenant any right, power or authority to contract for or permit the rendering of any services or the furnishing of any materials that would give rise to the filing of any lien against the Leased Property, or any part thereof, or to subject Landlord’s ownership of the Leased Property, or any part thereof, to liability under any mechanic’s lien law of the State in any way, it being expressly understood Landlord’s ownership shall not be subject to any such liability.

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5.1.4    Limitation on Tenant’s Obligations. Tenant’s obligations under this Section 5.1 shall be limited in the event of any loss, damage, destruction or Condemnation as set forth in Article 10 and Article 11 of the Real Property Lease, as if the Leased Property were the “Leased Property” (as defined in the Real Property Lease).
5.2    Yield Up. Upon the expiration or earlier termination of this Agreement or the Real Property Lease, Tenant shall return and surrender the Leased Property to Landlord in substantially the same condition in which the Leased Property was in on the Commencement Date, except as repaired, replaced, rebuilt, restored, altered or added to as permitted or required by the provisions of this Agreement, reasonable wear and tear (and damage from casualty or Condemnation as provided in Article 10 and Article 11, respectively, of the Real Property Lease, as if the Leased Property were the “Leased Property” as defined in the Real Property Lease) excepted. In addition, as of the expiration or earlier termination of this Agreement or the Real Property Lease, Tenant shall reasonably cooperate with Landlord or Landlord’s nominee in connection with Landlord’s efforts to transfer, or cause the transfer, to Landlord or Landlord’s nominee, and the processing of all applications for, licenses, operating permits and other governmental authorizations and all contracts entered into by Tenant, including contracts with governmental or quasi-governmental entities which may be necessary for the use and operation of the Leased Property as then operated, but excluding (a) all insurance contracts and multi-property contracts not limited in scope to the Leased Property or this Agreement, (b) all contracts and leases with Affiliated Persons of Tenant, (c) utility deposits, and (d) those that are subject to the provisions of Section 5.3 of the Real Property Lease, to the extent the same are duplicative to those provided for herein. Each party shall bear its own costs in connection with such efforts. Landlord shall indemnify, insure, pay, defend, save and hold harmless Tenant for all loss, liability, claims, damage, costs and expenses (including reasonable attorneys’ fees) arising from acts or omissions by Landlord or Landlord’s nominee under such contracts subsequent to the date of transfer thereof to Landlord or Landlord’s nominee; and Tenant shall indemnify, insure, pay defend, save and hold harmless Landlord for all loss, liability, claims, damage, costs and expenses (including reasonable attorneys’ fees) arising from acts or omissions by Tenant under such contracts prior to the date of transfer thereof to Landlord or Landlord’s nominee.
ARTICLE 6
IMPROVEMENTS
All Major Capital Expenditures and any expenditures from Reserves for Permitted Renovations and Major Alterations with respect to the Resort Personal Property shall be made in accordance with the terms and provisions of Article 5 of the Real Property Lease as if the Leased Property were a part of the “Leased Property” under and subject to the terms of the Real Property Lease.
ARTICLE 7
LIENS
7.1    Liens, Generally. Subject to Article 8, Tenant shall not, directly or indirectly, create or allow to remain and shall promptly discharge, at its expense, any lien, attachment, title retention agreement or claim upon the Leased Property or Tenant’s interest therein or any attachment, levy, claim or encumbrance in respect of the Rent, other than (a) Permitted Encumbrances, (b) restrictions,

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liens and other encumbrances which are consented to in writing by Landlord, (c) liens for those taxes of Landlord which Tenant is not required to pay hereunder, (d) Subleases permitted by Article 15, (e) liens for Impositions or for sums resulting from noncompliance with Legal Requirements so long as (i) the same are not yet due and payable, or (ii) are being contested in accordance with Article 8, (f) liens of mechanics, laborers, materialmen, suppliers or vendors incurred in the ordinary course of business that are not yet due and payable (but will be paid in full by Tenant) or are for sums that are being contested in accordance with Article 8, and (g) Landlord Liens.
7.2    Mechanics Liens. Landlord’s interest in the Leased Property shall not be subjected to Liens of any nature by reason of Tenant’s alteration, renovation, repair, restoration, replacement or reconstruction of the Leased Property, or by reason of any other act, error or omission of Tenant (or of any Person claiming by, through or under Tenant), including, but not limited to, construction, mechanics’ and materialmen’s liens. All Persons dealing with Tenant are hereby placed on notice that such Persons shall not look to Landlord or to Landlord’s credit or assets (including Landlord’s interest in the Leased Property) for payment or satisfaction of any obligations incurred in connection with the construction, alteration, renovation, repair, restoration, replacement or reconstruction thereof by or on behalf of Tenant. Tenant has no power, right or authority to subject Landlord’s interest in the Leased Property to any mechanic’s or materialmen’s lien or claim of lien. If a Lien, a claim of lien or an order for the payment of money shall be imposed against the Leased Property on account of work performed, or alleged to have been performed, for or on behalf of Tenant, Tenant shall, within thirty (30) days after written notice of the imposition of such Lien, claim or order, cause the Leased Property to be released therefrom by the payment of the obligation secured thereby or by furnishing a bond or by any other method prescribed or permitted by law. If a Lien is released, Tenant shall thereupon furnish Landlord with a written instrument of release which has been recorded or filed in the appropriate office of land records of the county in which the Leased Property is located, and otherwise sufficient to establish the release as a matter of record. Landlord shall have the right at any time, and from time to time, to post and maintain on the Land and Leased Improvements such notices as Landlord reasonably deems necessary to protect the Leased Property and Landlord from mechanics’ liens, materialmen’s liens, or any other liens. In any event, subject to Section 7.3 below, Tenant shall pay when due all claims for labor or materials furnished to or for Tenant at or for use in the Land and Leased Improvements. Subject to Section 7.3 below, Tenant shall not permit any mechanics’ or materialmen’s liens to be levied against the Leased Property for any labor or material furnished to Tenant or claimed to have been furnished to Tenant or to Tenant’s agents or contractors in connection with work of any character performed or claimed to have been performed on the Leased Property by or at the direction of Tenant, and shall promptly cause the release of any such liens as provided hereinabove.
7.3    Contest of Liens. Tenant may, at its option, contest the validity of any Lien or claim of lien if Tenant shall have first posted an appropriate and sufficient bond in favor of the claimant or paid the appropriate sum into court, if permitted by and in strict compliance with Applicable Laws, and thereby obtained the release of the Leased Property from such Lien. If judgment is obtained by the claimant under any Lien, Tenant shall pay the same immediately after such judgment shall have become final and the time for appeal therefrom has expired without appeal having been taken. Tenant shall, at its own expense, using counsel reasonably approved by Landlord, diligently defend the interests of Tenant and Landlord in any and all such suits; provided, however, that

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Landlord may, nonetheless, at its election and expense, engage its own counsel and assert its own defenses, in which event Tenant shall cooperate with Landlord and make available to Landlord all information and data which Landlord deems necessary or desirable for such defense.
ARTICLE 8
PERMITTED CONTESTS
Tenant shall have the right to contest the amount or validity of any Imposition, Legal Requirement, Insurance Requirement, Environmental Obligation, or any other Additional Charge, Lien, attachment, levy, Encumbrance, charge or claim, as defined herein or in the Real Property Lease, (collectively, “Claims”) as to the Leased Property, by appropriate legal proceedings, conducted in good faith and with due diligence, provided that (a) the foregoing shall in no way be construed as relieving, modifying or extending Tenant’s obligation to pay any Claims required hereunder to be paid by Tenant as finally determined, (b) such contest shall not cause Landlord or Tenant to be in default under any Mortgage (as defined in the Real Property Lease), deed of trust or other agreement encumbering the Leased Property, or any part thereof (Landlord agreeing that any such Mortgage, deed of trust or other agreement shall permit Tenant to exercise the rights granted pursuant to this Article 8 without the same constituting a default thereunder) or any interest therein or result in a Lien attaching to the Leased Property, unless such Lien is fully bonded or is otherwise secured to the reasonable satisfaction of Landlord, (c) no part of the Leased Property or any Rent therefrom shall be in any immediate danger of sale, forfeiture, attachment or loss, and (d) Tenant hereby agrees to indemnify, pay, insure, defend, save and hold harmless Landlord from and against any losses, costs, damages, debts, liens, claims, causes of action, administrative orders or notices, costs, fines, penalties or reasonable expenses, including reasonable attorneys’ fees, incurred by Landlord in connection therewith or as a result thereof. Landlord agrees to join in any such proceedings if required legally to prosecute such contest, provided that Landlord shall not thereby be subjected to any liability therefor (including, without limitation, for the payment of any costs or expenses in connection therewith) unless Tenant agrees to assume and indemnify Landlord with respect to the same. Tenant shall be entitled to any refund of any Claims and such charges and penalties or interest thereon which have been paid by Tenant or paid by Landlord to the extent that Landlord has been reimbursed by Tenant. If Tenant shall fail (i) to pay or cause to be paid any Claims when finally determined, (ii) to provide reasonable security therefor, or (iii) to prosecute or cause to be prosecuted any such contest diligently and in good faith, Landlord may, upon Notice to Tenant, pay such charges, together with interest and penalties due with respect thereto, and Tenant shall reimburse Landlord therefor, upon demand, as Additional Charges.
ARTICLE 9
INSURANCE
9.1    Insurance. Tenant shall obtain and maintain, or cause to be maintained, at all times insurance for Tenant and the Leased Property providing at least the coverages required pursuant to Article 9 of the Real Property Lease in accordance with the terms, conditions, amounts and requirements set forth therein, to the extent applicable to Tenant and/or to the Leased Property hereunder, including, without limitation, with respect to the named insureds and the additional insureds under the Policies, as their interests may appear.

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ARTICLE 10
CASUALTY
In the event that a casualty event occurs relative to the Leased Property, the terms and provisions of Article 10 of the Real Property Lease shall control as if the Leased Property were a part of the “Leased Property” under and subject to the terms of the Real Property Lease.
ARTICLE 11
CONDEMNATION
In the event that a Condemnation event occurs relative to the Leased Property, the terms and provisions of Article 11 of the Real Property Lease shall control as if the Leased Property were a part of the “Leased Property” under and subject to the terms of the Real Property Lease.
ARTICLE 12
DEFAULTS AND REMEDIES
12.1    Events of Default. The occurrence of any one or more of the following events shall constitute an “Event of Default” by Tenant hereunder:
(a)    should Tenant fail to make any payment of Minimum Rent or Additional Minimum Rent within five (5) Business Days after such payment is due, or shall fail to make payment of any other sum payable hereunder when due, and any such failure under this subsection (a) continues for more than five (5) Business Days following Notice of such failure by Landlord to Tenant; or
(b)    should Tenant fail to maintain the insurance coverages required under Article 9 of this Agreement, and such failure continues for more than five (5) Business Days following Notice of such failure by Landlord to Tenant (notwithstanding the aforementioned five (5) Business Day cure period, Tenant shall, and hereby agrees to, indemnify, pay, insure, defend, save and hold harmless Landlord and its Affiliated Persons from and against and reimburse Landlord for any and all loss, damage, claim, cost, liability, fee and expense (including, without limitation, reasonable attorneys’ fees based upon service rendered at hourly rates) incurred by or asserted against Landlord which is occasioned by or results, directly or indirectly, from Tenant’s failure to maintain the insurance coverages required under Article 9 of this Agreement at all times during the Term); or
(c)    subject to Article 8 relating to permitted contests, should Tenant default in the due observance or performance of any of the terms, covenants or agreements contained herein to be performed or observed by it (other than as specified in clauses (a) or (b) above) and such default shall continue for a period of thirty (30) days after Notice thereof from Landlord to Tenant; provided, however, that if such default is susceptible of cure but such cure cannot be accomplished with reasonable diligence within such period of time and if, in addition, Tenant commences to cure or cause to be cured such default within fifteen (15) days after Notice thereof from Landlord and thereafter prosecutes the

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curing of such default with all reasonable diligence, such period of time shall be extended to such period of time as may be necessary to cure such default with all reasonable diligence, but in any event not to exceed one (1) year, unless Tenant has been prosecuting the curing of such default with all reasonable diligence in accordance herewith, and a period in excess of one (1) year is required to complete any litigation engaged in by Tenant with any third party in an attempt to cure such default, or any other action by any third party is necessary to cure such default and such third party has not yet taken such action despite Tenant’s diligent and continued efforts to require such action, then, in such event, and as a condition precedent to Tenant’s right to continue to cure for such period in excess of one (1) year, Tenant shall place in escrow with Landlord an amount acceptable to Landlord, reasonably estimated to cure such default and, as necessary, an amount acceptable to Landlord reasonably estimated to compensate Landlord for any damages or monetary obligations of Landlord suffered or incurred as a result of such continuing default, and Landlord shall disburse to Tenant or appropriate third party, upon written request therefore, such amounts as are necessary to effect such cure; or
(d)    should Tenant generally not be paying its debts as they become due or should Tenant make a general assignment for the benefit of creditors, or should any petition be filed by Tenant under the Federal bankruptcy laws; or
(e)    should any petition be filed by or against Tenant under the Federal bankruptcy laws, or should any other proceeding be instituted by or against Tenant seeking to adjudicate it as bankrupt or insolvent, or seeking liquidation, reorganization, arrangement, adjustment or composition of it or its debts under any law relating to bankruptcy, insolvency or reorganization or relief of debtors, or seeking the entry of an order for relief or the appointment of a receiver, trustee, custodian or other similar official for Tenant or for any substantial part of the property of Tenant and such proceeding is not dismissed within ninety (90) days after institution thereof, or should Tenant take any action to authorize any of the actions set forth above in this paragraph; or
(f)    should Tenant cause or institute any proceeding for its dissolution or termination; or
(g)    [Intentionally omitted.]; or
(h)    unless Tenant shall be contesting such lien or attachment in good faith in accordance with Article 8, should the Leased Property, or any portion thereof, or the interest of Tenant in the Leased Property, or any part thereof, be levied upon or attached in any proceeding and the same shall not be vacated, discharged or fully bonded or otherwise secured to the reasonable satisfaction of Landlord within thirty (30) days after notice of such attachment or levy is given by Landlord to Tenant, provided however, that the foregoing shall not apply to liens or attachments arising out of Landlord’s acts or omissions; or
(i)    any Event of Default by Tenant under the Real Property Lease; or

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(j)    any Event of Default by any Related Tenant under any of the Related Leases.
12.2    Remedy for Tenant Event of Default. Upon the occurrence of an Event of Default, Landlord may (i) terminate this Agreement by giving Notice thereof to Tenant and upon the expiration of three (3) days following such Notice, this Agreement shall terminate and all rights of Tenant under this Agreement shall cease, and (ii) recover as liquidated damages the then present value (using the Disbursement Rate) of all unpaid Rent payable under this Agreement through the date that would have been the expiration date of the term of this Agreement had it not been so terminated and exercise any right or remedy at law or equity in order to recover the same, and/or (iii) sue for possession, and/or (iv) pursue any and all other remedies at law or in equity to which it may be entitled to pursue in accordance with all Legal Requirements. In the event that Landlord is required by Applicable Law to mitigate its damages as a result of an Event of Default hereunder, and Landlord is able to mitigate such damages, then the amount due to Landlord pursuant to clause (ii) above shall be reduced by the actual amounts received by Landlord pursuant to its mitigation efforts prior to the calculation of such amount due pursuant to clause (ii) above. In the event that, pursuant to such mitigation efforts, Landlord receives periodic payments of Minimum Rent with respect to the Leased Premises after the date of the receipt of the payment due from Tenant pursuant to clause (ii) above (and such Minimum Rent relates to a period included in the calculation made pursuant to clause (ii) above), then Landlord shall deliver to Tenant that portion of such periodic Minimum Rent payment actually received by Landlord which does not exceed the Minimum Rent payment which would have been due from Tenant for such period had this Agreement not been terminated pursuant hereto.
12.3    Remedy for Landlord Event of Default. It shall be a “Landlord Event of Default” hereunder if Landlord shall fail to perform any obligation of Landlord expressly contemplated in this Agreement, and such failure shall continue for a period of thirty (30) days after written notice thereof from Tenant (or if such default is susceptible of cure but such cure cannot be accomplished with reasonable diligence within such period of time and if, in addition, Landlord commences to cure or cause to be cured such default within fifteen (15) days after Notice thereof from Tenant and thereafter prosecutes the curing of such default with all reasonable diligence, such period of time shall be extended to such period of time as may be necessary to cure such default with all reasonable diligence, but in any event not to exceed one (1) year, unless Landlord has been prosecuting the curing of such default with all reasonable diligence in accordance herewith, and a period in excess of one (1) year is required to complete any litigation engaged in by Landlord with any third party in an attempt to cure such default, or any other action by any third party is necessary to cure such default and such third party has not yet taken such action despite Landlord’s diligent and continued efforts to require such action, then Landlord shall have a continuing right to cure, and otherwise, Tenant shall have, as its exclusive remedies under this Agreement, the right to either (i) bring and pursue an action, if available, for specific performance against Landlord with respect to such Landlord Event of Default, in which case if Tenant elects such remedy Tenant shall specifically waive any right to pursue a claim for damages, or (ii) bring and pursue an action for actual damages caused by such Landlord Event of Default. ANYTHING HEREIN CONTAINED, AND ANYTHING AT LAW OR IN EQUITY, TO THE CONTRARY NOTWITHSTANDING, TENANT HEREBY UNCONDITIONALLY AND IRREVOCABLY WAIVES, IN ANY ACTION OR

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PROCEEDING AGAINST LANDLORD ARISING UNDER OR WITH RESPECT TO THIS AGREEMENT, ANY RIGHT, POWER OR PRIVILEGE TENANT MAY HAVE TO TERMINATE THIS AGREEMENT OR TO CLAIM OR RECEIVE ANY PUNITIVE, EXEMPLARY OR INCIDENTAL DAMAGES, AND TENANT ACKNOWLEDGES AND AGREES THAT THE REMEDIES HEREIN PROVIDED WILL IN ALL CIRCUMSTANCES BE ADEQUATE. Landlord and Tenant acknowledge and agree that to the extent the provisions of this Section 12.3 conflict with any Applicable Laws, the terms and provisions of this Section 12.3 shall control.
12.4    WAIVER OF JURY TRIAL. LANDLORD AND TENANT HEREBY WAIVE, TO THE MAXIMUM EXTENT PERMITTED BY APPLICABLE LAW, TRIAL BY JURY IN ANY ACTION, PROCEEDING OR COUNTERCLAIM BROUGHT BY EITHER OF THE PARTIES HERETO AGAINST THE OTHER OR IN RESPECT OF ANY MATTER WHATSOEVER ARISING OUT OF OR IN ANY WAY CONNECTED WITH THIS AGREEMENT, THE RELATIONSHIP OF LANDLORD AND TENANT HEREUNDER, TENANT’S POSSESSION OR USE OF THE LEASED PROPERTY, AND/OR ANY CLAIM FOR INJURY OR DAMAGE.
12.5    Application of Funds. Any payments received by Landlord under any of the provisions of this Agreement during the existence or continuance of any Event of Default (and any payment made to Landlord rather than Tenant due to the existence of any Event of Default) shall be applied to Tenant’s current and past due obligations under this Agreement in such order as Landlord may determine or as may be prescribed by the laws of the State.
12.6    Landlord’s Right to Cure Tenant’s Default. If an Event of Default shall have occurred and be continuing, Landlord, after Notice to Tenant (which Notice shall not be required if Landlord shall reasonably determine immediate action is necessary to protect person or property), without waiving or releasing any obligation of Tenant and without waiving or releasing any Event of Default, may (but shall not be obligated to), at any time thereafter, make such payment or perform such act for the account and at the expense of Tenant, and may, to the maximum extent permitted by Applicable Law, enter upon the Leased Property or any portion thereof for such purpose and take all such action thereon as, in Landlord’s sole and absolute discretion, may be necessary or appropriate therefor. No such entry shall be deemed an eviction of Tenant. All reasonable costs and expenses (including, without limitation, reasonable attorneys’ fees) incurred by Landlord in connection therewith, together with interest thereon (to the extent permitted by law) at the Default Rate from the date such sums are paid by Landlord until repaid, shall be paid by Tenant to Landlord, on demand.
12.7    Landlord’s Lien. Landlord shall have at all times during the Term of this Agreement, a valid lien for all rents and other sums of money becoming due hereunder from Tenant, upon the Leased Property, or any derivation or replacement thereof or addition thereto applied by Affiliated Persons of Tenant to other facilities, and such Leased Property shall not be removed therefrom except for use at the premises demised under any of the Related Leases or otherwise in accordance with the terms of this Agreement without the approval and consent of Landlord until all arrearages in Rent as well as any and all other sums of money then due to Landlord hereunder shall first have been paid and discharged in full. The foregoing lien shall be subject and subordinate, and is hereby made subject and subordinate, to all purchase money financing relating to any of Tenant’s Personal Property acquired prior to or during the Term. Alternatively, the lien hereby granted may be

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foreclosed in the manner and form provided by Applicable Law for foreclosure of security interests or in any other manner and form provided by Applicable Law. The express contractual lien herein granted is in lieu of any statutory lien for Rent. Tenant agrees to execute and deliver to Landlord from time to time during the Term of this Agreement such Financing Statements as may be required by Landlord in order to perfect the Landlord’s lien provided herein or granted or created by state law. Notwithstanding anything contained herein to the contrary, in no event shall Landlord have a lien on any Proprietary Information. Tenant further agrees that during an Event of Default, Tenant shall not make any Distributions to its shareholders, partners, members or other owners and any such Distributions shall be considered and deemed to be fraudulent and preferential and subordinate to Landlord’s claim for Rent and other sums hereunder.
ARTICLE 13
HOLDING OVER
Any holding over by Tenant after the expiration or earlier termination of this Agreement shall be treated as a daily tenancy at sufferance at a rate equal to two (2) times the Rent and other charges herein provided (prorated on a daily basis). Tenant shall also pay to Landlord all damages (direct or indirect) sustained by reason of any such holding over. Otherwise, such holding over shall be on the terms and conditions set forth in this Agreement, to the extent applicable. Nothing contained herein shall constitute the consent, express or implied, of Landlord to the holding over of Tenant after the expiration or earlier termination of this Agreement.
ARTICLE 14
LANDLORD TRANSFERS
Subject to the terms and provisions of Section 23 of the Real Property Lease, Landlord may, in its sole and absolute discretion, sell, assign, transfer, convey or otherwise dispose of (a “Transfer”) its interest in the Leased Property hereunder, or any portion thereof or interest therein, directly or indirectly, to any Person without the consent of Tenant. Tenant shall attorn to such transferee and continue to be bound by this Agreement in the event of any such Transfer.
ARTICLE 15
SUBLETTING AND ASSIGNMENT
15.1    Subletting and Assignment.
(a)    Tenant shall not, without Landlord’s prior written consent (which consent shall not be unreasonably withheld, conditioned or delayed), assign, mortgage, pledge, hypothecate, encumber or otherwise transfer this Agreement or sublease (which term shall be deemed to include the granting of concessions, licenses and the like), all or any part of the Leased Property or suffer or permit this Agreement or the interest in the Leased Property created hereby or any other rights arising under this Agreement to be assigned, transferred, mortgaged, pledged, hypothecated or encumbered, in whole or in part, whether voluntarily, involuntarily or by operation of law, or permit the use or operation of the Leased Property by anyone other than Tenant or Affiliated Persons of Tenant except (i) in conjunction with a Tenant Transfer permitted under the Real Property Lease, or (ii)

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if permitted under the Real Property Lease with respect to the “Leased Property” as defined in the Real Property Lease, in which event, the foregoing shall also be permitted with respect to the Leased Property hereunder.
(b)     Any sale, assignment, pledge, transfer, exchange or other disposition of any equitable interest in Tenant or any Person Controlling Tenant which results in a change or transfer of management or Control of Tenant, or a merger, consolidation or other combination of Tenant with another entity which results in a change or transfer of management or Control of Tenant shall be deemed to be a Tenant Transfer and shall not be permitted except to the extent permitted under the Real Property Lease.
(c)     If this Agreement is assigned or if the Leased Property or any part thereof is sublet (or used or possessed by any Person other than Tenant) in violation of this Agreement, Landlord may collect the rents from such assignee, subtenant or occupant, as the case may be, and apply the net amount collected to the Rent herein reserved, but no such collection shall be deemed a waiver of the provisions set forth in Section 15.1 (a), the acceptance by Landlord of such assignee, subtenant or occupant, as the case may be, as a Tenant, or a release of Tenant from the future performance by Tenant of its covenants, agreements or obligations contained in this Agreement.
(d)    Except as set forth in Section 16.1 (a) of the Real Property Lease, no subletting or assignment shall in any way impair the continuing primary liability of Tenant hereunder (unless Landlord and Tenant expressly otherwise agree in writing that Tenant shall be released from all obligations hereunder), and no consent to any subletting or assignment in a particular instance shall be deemed to be a waiver of the prohibition set forth herein. No assignment, subletting or occupancy shall affect any Permitted Use.
(e)    Landlord shall not, without Tenant’s prior written consent, not to be unreasonably withheld, conditioned or delayed, assign its interest in this Agreement; provided, however, that Landlord may, without the consent of Tenant: (i) assign its interest in this Agreement to any Person that acquires all or substantially all of Landlord’s assets or its business that is the subject hereof, or to any Person that is owned by such Person, and (ii) assign its interest in this Agreement to a third party Person, provided that in any case the Leased Property remains encumbered by the terms of this Agreement.
(f)    If, and to the extent, the Tenant is released from its obligations and liabilities under the Real Property Lease subsequent to, as of, and/or prior to the effective date of an assignment of the Real Property Lease, pursuant to and in accordance with the provisions of Section 16.1(h) of the Real Property Lease, Tenant shall be automatically released, without the need for any further written agreements between the parties, from Tenant’s obligations and liabilities under this Agreement with respect to the same time periods as Tenant is released under the Real Property Lease, provided that Tenant has assigned this Agreement in conjunction with an assignment of the Real Property Lease.
(g)    In the event of any assignment of a Related Lease by a Related Tenant in accordance with the terms of such Related Lease (other than an assignment of the Related

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Lease to any Person(s) Controlling, Controlled by, or under common Control with Tenant which such assignment shall not result in a change in the status of such Related Lease, as hereinafter described, and the same shall continue to be deemed a Related Lease hereunder), if the assignee tenant, collectively with any New Guarantor, as such term is used or defined in such Related Lease, has the Financial Wherewithal, as such term is used or defined in such Related Lease, such Related Lease shall no longer be deemed a Related Lease for any purpose under this Agreement.
ARTICLE 16
ESTOPPEL CERTIFICATES AND FINANCIAL STATEMENTS
16.1    Estoppel Certificates. At any time and from time to time, upon not less than ten (10) Business Days’ prior Notice by either party, the party receiving such Notice shall furnish to the other a certificate certifying that this Agreement is unmodified and in full force and effect (or that this Agreement is in full force and effect as modified and setting forth the modifications), the date to which the Rent has been paid, that to its knowledge no Default or an Event of Default by the other party has occurred and is continuing or, if a Default or an Event of Default shall exist, specifying in reasonable detail the nature thereof, and the steps being taken to remedy the same, and such additional information as the requesting party may reasonably request. If such additional information reasonably requires more than ten (10) Business Days to provide, the party furnishing such information shall be entitled to such additional period to respond to such request as may be reasonably required under the circumstances. Any such certificate furnished pursuant to this Section 16.1 may be relied upon by the requesting party, its lenders and any prospective purchaser, lender or permitted subtenant of all or any portion of the Leased Property or the leasehold estate created hereby.
16.2    Tenant’s Other Deliveries. Upon request from Landlord, Tenant shall promptly furnish to Landlord such other information as Landlord shall reasonably require to be in order for Landlord to comply with the terms and provisions of the First Mortgage Loan Documents.
ARTICLE 17
LANDLORD’S RIGHT TO INSPECT
Tenant shall permit Landlord and its authorized representatives to inspect the Leased Property at reasonable times of the day upon not less than twenty-four (24) hours’ Notice, and to make such repairs as Landlord is permitted or required to make pursuant to the terms of this Agreement, provided that any inspection or repair by Landlord or its representatives will not unreasonably interfere with Tenant’s use and operation of the Leased Property and further provided that in the event of an emergency, as determined by Landlord in its reasonable discretion, prior Notice shall not be necessary.
ARTICLE 18
ALTERNATIVE DISPUTE RESOLUTION
Any and all disputes or disagreements arising out of or relating to any matter or topic which this Agreement provides shall or may be resolved by arbitration, if any, shall be resolved through

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negotiations or, at the election of either party, if the dispute is not so resolved within thirty (30) days after Notice from either party commencing such negotiations, through binding arbitration conducted in accordance with the terms and conditions set forth in Article 19 of the Real Property Lease.
ARTICLE 19
FINANCING ARRANGEMENTS
19.1    Landlord’s Financing Arrangements. Landlord may obtain a loan secured by the Leased Property only in connection with any loan obtained by Landlord (as defined in the Real Property Lease) in accordance with the terms and conditions of the Real Property Lease (including, without limitation, Article 20 thereof), and such loan obtained by Landlord shall be treated collectively with the loan obtained by Landlord under the Real Property Lease as if such loans were a single loan subject to the terms and conditions set forth in the Real Property Lease as if the Leased Property were a part of and subject to the terms and conditions of the Real Property Lease.
19.2    Other Encumbrances by Landlord. Except as expressly permitted by this Agreement, Landlord shall not encumber title to the Leased Property during the Term.
ARTICLE 20
ADDITIONAL COVENANTS OF TENANT
20.1    Conduct of Business. Tenant shall not engage in any business other than as contemplated by the Real Property Lease and shall do or cause to be done all things necessary to preserve, renew and keep in full force and effect and in good standing its existence and its permits and licenses necessary to use and operate the Leased Property as provided for therein.
20.2    Maintenance of Accounts and Records. Tenant shall keep true records and books of account of Tenant in which full, true and correct entries will be made of dealings and transactions in relation to the Leased Property in accordance with the provisions of the Real Property Lease.
20.3    Certain Debt Prohibited. Tenant shall not incur any Indebtedness except as permitted under the Real Property Lease.
20.4    Distributions, Payments to Affiliated Persons. Tenant shall not declare, order, pay or make, directly or indirectly, any Distributions except as permitted under the Real Property Lease.
20.5    Negative Covenants. Tenant covenants and agrees with Landlord that Tenant will not during the Term without the prior written consent of Landlord:
(a)    engage in any activities of a material nature other than the leasing and operation of the Leased Property and/or the “Leased Property” under the Real Property Lease and the Businesses and all necessary or advisable activities related thereto;
(b)    sell or agree to sell or otherwise dispose of or assign any of its interest in this Agreement other than in accordance with the provisions of Article 15 of this Agreement, and ;

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(c)    enter into any joint venture (regardless of the form of joint venture) or any co-ownership arrangement with respect to any of the Leased Property other than in accordance with the provisions of Article 15 of this Agreement;
(d)    except as would be permitted under Article 21 of the Real Property Lease if the Leased Property were part of the “Leased Property” (as defined in the Real Property Lease), enter into any management agreement or leasing agreement with respect to the Leased Property.
ARTICLE 21
RIGHT OF FIRST OFFER

[Intentionally deleted.]
ARTICLE 22
MISCELLANEOUS
22.1    Limitation on Payment of Rent. All agreements between Landlord and Tenant herein are hereby expressly limited so that in no contingency or event whatsoever, whether by reason of acceleration of Rent, or otherwise, shall the Rent or any other amounts payable to Landlord under this Agreement exceed the maximum permissible under Legal Requirements, the benefit of which may be asserted by Tenant as a defense, and if, from any circumstance whatsoever, fulfillment of any provision of this Agreement, at the time performance of such provision shall be due, shall involve transcending the limit of validity prescribed by law, or if from any circumstances Landlord should ever receive as fulfillment of such provision such an excessive amount, then, ipso facto, the amount which would be excessive shall be applied to the reduction of the installment(s) of Minimum Rent next due and not to the payment of such excessive amount. This provision shall control every other provision of this Agreement and any other agreements between Landlord and Tenant.
22.2    No Waiver. No failure by Landlord or Tenant to insist upon the strict performance of any term hereof or to exercise any right, power or remedy consequent upon a breach thereof, and no acceptance of full or partial payment of Rent during the continuance of any such breach, shall constitute a waiver of any such breach or of any such term. To the maximum extent permitted by Applicable Law, no waiver of any breach shall affect or alter this Agreement, which shall continue in full force and effect with respect to any other then existing or subsequent breach.
22.3    Remedies Cumulative. To the maximum extent permitted by law, each legal, equitable or contractual right, power and remedy of Landlord or Tenant, now or hereafter provided either in this Agreement or by statute or otherwise, shall be cumulative and concurrent and shall be in addition to every other right, power and remedy and the exercise or beginning of the exercise by Landlord or Tenant (as applicable) of any one or more of such rights, powers and remedies shall not preclude the simultaneous or subsequent exercise of any or all of such other rights, powers and remedies.
22.4    Severability. If any provision of this Agreement is ultimately determined to be invalid or unenforceable, such provision shall be deemed limited by construction in scope and effect to the

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minimum extent necessary to render the same valid and enforceable, and in the event no such limiting construction is possible, such invalid or unenforceable provision shall be deemed severed from this Agreement without affecting the validity of any other provision hereof, provided the essential provisions of this Agreement for each party remain valid, binding and enforceable.
22.5    Acceptance of Surrender. No surrender to Landlord of this Agreement or of the Leased Property, or any part thereof, or of any interest therein, shall be valid or effective unless agreed to and accepted in writing by Landlord and no act by Landlord or any representative or agent of Landlord, other than such a written acceptance by Landlord, shall constitute an acceptance of any such surrender.
22.6    Conveyance by Landlord. If Landlord or any successor owner of all or any portion of the Leased Property shall convey all or any portion of the Leased Property in accordance with the terms of this Agreement, other than as security for a debt, and the grantee or transferee of such of the Leased Property shall expressly assume all obligations of Landlord hereunder arising or accruing from and after the date of such conveyance or transfer, Landlord or such successor owner, as the case may be, shall thereupon be released from all future liabilities and obligations of Landlord under this Agreement with respect to such of the Leased Property arising or accruing from and after the date of such conveyance or other transfer and all such future liabilities and obligations shall thereupon be binding upon the new owner.
22.7    Quiet Enjoyment. Provided that no Event of Default shall have occurred and be continuing, Tenant shall peaceably and quietly have, hold and enjoy the Leased Property for the Term, free of hindrance or molestation by Landlord or anyone claiming by, through or under Landlord, but subject to (a) any First Mortgage permitted under Article 20 of the Real Property Lease (to which, pursuant to the provisions of such Article 20, this Agreement has been made subject and subordinate), (b) all Permitted Encumbrances, and (c) liens as to obligations of Landlord that are either not yet due or which are being contested in good faith and by proper proceedings, provided the same do not materially interfere with Tenant’s ability to operate the Leased Property or cause Tenant to incur any significant costs or expenses. Except as otherwise provided in this Agreement, no failure by Landlord to comply with the foregoing covenant shall give Tenant the right to cancel or terminate this Agreement or abate, reduce or make a deduction from or offset against the Rent or any other sum payable under this Agreement, or to fail to perform any other obligation of Tenant hereunder.
22.8    Notices.
(a)    Any and all notices, demands, consents, approvals, offers, elections and other communications required or permitted under this Agreement shall be in writing and shall be delivered by courier or other means of personal service (including by means of a nationally recognized courier service or a professional messenger service), or sent by electronic mail (followed by immediate delivery by means of a nationally recognized courier service or a professional messenger service) or mailed first class, postage prepaid, by certified mail, return receipt requested, in all cases, addressed to:
if to Landlord to:

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c/o CNL Lifestyle Properties, Inc.
CNL Center at City Commons, 12th Floor
450 South Orange Avenue
Orlando, FL 32801-3336
Attn: Ms. Tammie Quinlan
Email Address: tammie.quinlan@cnl.com

with a copy to:

CNL Lifestyle Properties, Inc.
CNL Center at City Commons, 12th Floor
450 South Orange Avenue
Orlando, FL 32801-3336
Attn: Amy Sinelli, Esquire
Email Address: amy.sinelli@cnl.com

with a copy to:

Lowndes Drosdick Doster Kantor and Reed, P.A.
215 North Eola Drive
P.O. Box 2809
Orlando, FL 32809
Attn: William T. Dymond, Esq.
Email Address: william.dymond@lowndes-law.com

if to Tenant to:

Ski Lifts, Inc.
c/o Boyne USA, Inc.
1 Boyne Mountain Road
P. O. Box 19
Boyne Falls, MI 49713
Attn: Roland Andreasson, Chief Financial Officer
Fax: 231-549-6094
Telephone: 231-675-7241

with a copy to:

_____________________
_____________________
_____________________
Fax: _________________
Phone: _______________

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(b)    All notices, requests and other communications shall be deemed given on the date of actual receipt as evidenced by written receipt, acknowledgement or other evidence of actual receipt or delivery to the address specified above. In the case of Notice by electronic mail, a copy shall be immediately delivered thereafter by means of a nationally recognized courier service or a professional messenger service). Either party hereto may from time to time by notice in writing served as set forth above designate a different address or a different or additional person to which all such notices or communications thereafter are to be given.
22.9    Construction; Limited Recourse Against Landlord. Except as otherwise set forth in this Agreement to the contrary, all claims against, and liabilities of, Tenant or Landlord arising prior to any date of termination or expiration of this Agreement with respect to the Leased Property shall survive such termination or expiration. Neither this Agreement nor any provision hereof may be changed, waived, discharged or terminated except by an instrument in writing signed by all the parties thereto. All the terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective permitted successors and assigns. Each term or provision of this Agreement to be performed by Tenant shall be construed as an independent covenant and condition. Time is of the essence with respect to the exercise of any rights of Tenant or Landlord under this Agreement. Except as otherwise set forth in this Agreement, any obligations (including without limitation, any monetary, repair and indemnification obligations) arising prior to the expiration or earlier termination of this Agreement of Tenant and Landlord shall survive the expiration or earlier termination of this Agreement. Nothing contained in this Agreement shall be construed to create or impose any liabilities or obligations and no such liabilities or obligations shall be imposed on any of the shareholders, beneficial owners, direct or indirect, officers, directors, trustees, employees or agents of Landlord or Tenant for the payment or performance of the obligations or liabilities of Landlord or Tenant hereunder. Further, in the event Landlord shall be in Default under this Agreement, and if as a consequence of such Default, Tenant shall recover a money judgment against Landlord, such judgment shall be satisfied only out of the proceeds of sale received upon execution of such judgment against the right, title and interest of Landlord in the Leased Property.
22.10    Counterparts; Headings. This Agreement may be executed in two or more counterparts, each of which shall constitute an original, but which, when taken together, shall constitute but one instrument and shall become effective as of the Commencement Date when copies hereof, which, when taken together, bearing the signatures of each of the parties hereto, shall have been signed. Headings in this Agreement are for purposes of reference only and shall not limit or affect the meaning of the provisions hereof.
22.11    Legal Requirements. This Agreement shall be interpreted, construed, applied and enforced in accordance with the laws of the State applicable to contracts between residents of the State which are to be performed entirely within the State, regardless of (a) where this Agreement is executed or delivered; or (b) where any payment or other performance required by this Agreement is made or required to be made; or (c) where any breach of any provision of this Agreement occurs, or any cause of action otherwise accrues; or (d) where any action or other proceeding is instituted

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or pending; or (e) the nationality, citizenship, domicile, principal place of business, or jurisdiction of organization or domestication of any party; or (f) whether the laws of the forum or jurisdiction otherwise would apply the laws of a jurisdiction other than the State; or (g) any combination of the foregoing.
To the maximum extent permitted by Applicable Law, any action to enforce, arising out of, or relating in any way to, any of the provisions of this Agreement shall be brought and prosecuted in such court or courts located in the State as is provided by Applicable Law; and the parties consent to the jurisdiction of said court or courts located in the State and to service of process by certified mail, return receipt requested, or by any other manner provided by Applicable Law.
22.12    Right to Make Agreement. Each party warrants, with respect to itself, that neither the execution of this Agreement, nor the consummation of any transaction contemplated hereby, shall violate any provision of any law, or any judgment, writ, injunction, order or decree of any court or governmental authority having jurisdiction over it; nor result in or constitute a breach or default under any indenture, contract, other commitment or restriction to which it is a party or by which it is bound; nor require any consent, vote or approval which has not been given or taken, or at the time of the transaction involved shall not have been given or taken. Each party covenants that it has and will continue to have throughout the Term, the full right to enter into this Agreement and perform its obligations hereunder.
22.13    SEC and Lender Disclosures. Tenant acknowledges that in connection with Landlord obtaining the First Mortgage Loan, and pursuant to SEC requirements for disclosure applicable to Landlord, Landlord will be required to disclose information regarding the Leased Property, including occupancy and revenue data, expense and profit information pertaining to the Leased Property. Tenant authorizes Landlord to utilize such information for such limited purpose.
22.14    Landlord Consents, Etc. Unless expressly provided otherwise in this Agreement to the contrary, whenever the consent or approval of Landlord is required by the terms of this Agreement, such consent or approval shall not be unreasonably withheld, conditioned or delayed. In the event Landlord shall fail to give Tenant written notice of its intention not to give any such consent or approval, together with the specific and detailed reason(s) therefor, within thirty (30) days after Tenant’s written request for such consent or approval, the consent or approval of Landlord shall be deemed to have been given (unless a different period is specifically provided for in this Agreement, in which case such other period shall apply or unless Landlord reasonably needs a period in excess of thirty (30) days to make a determination as to such consent or approval, and notifies Tenant of such need in writing during the aforementioned thirty (30) day period).
22.15    Legal Fees. In the event of any suit, action or proceeding at law or in equity by either of the parties hereto against the other by reason of any matter or thing arising out of this Agreement, the prevailing party shall recover from the other its costs and expenses relating thereto (including, without limitation, attorney’s fees) for the maintenance or defense of said action, suit or proceeding.
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IN WITNESS WHEREOF, the parties have executed this Agreement as a sealed instrument as of the date above first written.

LANDLORD: CNL INCOME SNOQUALMIE TRS CORP., A DELAWARE CORPORATION By: /s/ Name: Amy Sinelli Title: Senior Vice President

STATE OF FLORIDA
COUNTY OF ORANGE
The foregoing instrument was acknowledged before me this 31st day of August, 2009, by Amy Sinelli as Senior Vice President of CNL INCOME SNOQUALMIE TRS CORP., a Delaware corporation, on behalf of said corporation. She X is personally known to me or has produced ___________________________ as identification.

(NOTARY SEAL)    /s/
Notary Public Signature

Cathleen A. Coffey
(Name typed, printed or stamped)
Notary Public, State of Florida
Commission No.: DD466308
My Commission Expires: September 24, 2009

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TENANT: SKI LIFTS, INC., A WASHINGTON CORPORATION By: /s/ Name: Roland Andreasson Title: Chief Financial Officer

STATE OF FLORIDA
COUNTY OF ORANGE
The foregoing instrument was acknowledged before me this 31st day of August, 2009, by Roland Andreasson as Chief Financial Officer of SKI LIFTS, INC., a Washington corporation, on behalf of said corporation. He X is personally known to me or has produced ___________________________ as identification.

(NOTARY SEAL)    /s/
Notary Public Signature

Cathleen A. Coffey
(Name typed, printed or stamped)
Notary Public, State of Florida
Commission No.: DD466308
My Commission Expires: September 24, 2009

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SCHEDULE 2.1
THE LEASED PROPERTY

All property comprising or related to or associated with the ski lifts located at and used in Resort Operations which property is defined or classified as “personal property” within the meaning of the Code and any applicable regulations, revenue rulings and/or proclamations of the Internal Revenue Service, including, without limitation, lift towers, chairs, cables, and motors, but specifically excluding (i) any property which would otherwise constitute real property, such as ski lift foundations, lift operator stations and lift utilities, and (ii) all of the “Leased Property” under the Real Property Lease.

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SCHEDULE 3.1.1(b)
CALCULATION OF MINIMUM RENT
1.    Calculation of Minimum Rent. Tenant shall pay Minimum Rent to Landlord in an annual amount equal to the “Applicable Rate,” as set forth in the table below, multiplied by the applicable Lease Basis for the period in question. As set forth in the table below, the Applicable Rate shall be nine and no/100 percent (9.00%) for the period which commenced on the Commencement Date and ended on December 31, 2007, and shall increase at the rate of twenty-five (25) basis points each subsequent calendar year until it reaches, and is capped at, eleven percent and no/100 (11%).

Time Period	Applicable Rate
Commencement date until December 31, 2007	9.00%
January 1, 2008 until December 31, 2008	9.25%
January 1, 2009 until December 31, 2009	9.50%
January 1, 2010 until December 31, 2010	9.75%
January 1, 2011 until December 31, 2011	10.00%
January 1, 2012 until December 31, 2012	10.25%
January 1, 2013 until December 31, 2013	10.50%
January 1, 2014 until December 31, 2014	10.75%
January 1, 2015 until the end of the Term	11.00%

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SCHEDULE 3.1.2(b)
CALCULATION OF ADDITIONAL MINIMUM RENT

Total Additional Minimum Rent in respect of each Fiscal Year under this Agreement and the Real Property Lease shall be, in the aggregate, an amount equal to one and two-fifths percent (1.40%) of Gross Revenues in excess of the Threshold (“Total Additional Minimum Rent”).

For purposes hereof, the initial “Threshold” beginning with the 2009 Fiscal Year shall be the sum of Seventeen Million Eight Hundred Twenty Five Thousand and no/100 dollars ($17,825,000.00). In each Fiscal Year, the Threshold shall be raised by an amount equal to the increase in Minimum Rent resulting from the funding of additional capital by the Landlord (“Additional Owner Investment”) in the Fiscal Year divided by thirty percent (30.00%).

Installments of Total Additional Minimum Rent shall be due and payable within forty-five (45) days after the end of each Fiscal Year.

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